Independent Directors’ Compensation Agreement

This agreement (this “Agreement”) is dated as of June 30, 2015 by and among each of George W. Bickerstaff (“Bickerstaff”) and Terence A. Kelly, Ph.D. (“Kelly” and, together with Bickerstaff, each a “Director” and, collectively, the “Directors”) and CARDAX, INC., a Delaware corporation (the “Company”).

WHEREAS, each of the Directors is an independent director of the Company;

WHEREAS, there are, as of the date of this Agreement, no other independent directors of the Company;

WHEREAS, the Company desires to provide appropriate and fair compensation to each Director for providing services to the Company as a member of the board of directors (the “Board”) of the Company or acting in a similar capacity for a subsidiary of the Company and for service to committees of the Board;

WHEREAS, the existing compensation for each Director was for the period that expired on May 31, 2015;

NOW THEREFORE, for good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (each, a “Party” and, collectively, the “Parties”) hereby agrees as follows:

1. Compensation Amount. Each Director shall receive compensation at an annual rate equal to $100,000 for the period from June 30, 2015 to and including June 30, 2016. The compensation shall accrue and be payable quarterly in arrears, as of the last day of each calendar quarter, for so long as such Director serves in such capacity or, if earlier, until his earlier death or separation or removal from the Board. Any compensation for any portion of a calendar quarter shall be paid on a pro rated basis based on the number of days that such Director held such office. Any death or separation or removal of a Director from the Board shall not affect the compensation or rights of the other Director.

2. Form of Compensation. All such compensation shall be paid to each Director in equity of the Company in the form of a grant of shares of common stock, par value $0.001 per share (“Common Stock”) or non-qualified stock options (“Options”) under the Company’s 2014 Equity Compensation Plan, as amended or supplemented (the “Plan”) as follows:

2.1. A Director shall provide a notice to the Company of his election to receive a grant of shares of Common Stock or Options not later than the business day that is at the end of the applicable calendar quarter or such other time as mutually agreed by the Company and such Director. If a notice is not duly and timely received from a Director, then such Director shall be deemed to have elected to receive the compensation for such quarter in Options.

2.2. If a Director elects to receive compensation for any quarterly period in a grant of Common Stock, then the number of shares that shall be issued will equal the amount payable during such quarter (i.e., $25,000) divided by the volume weighted average closing price of the Common Stock (“VWAP”) for the 20 trading days ending on the last trading day of such quarter.

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2.3. If a Director elects (or is deemed to have elected) to receive compensation for any quarterly period by the grant of Options, then

2.3.1. The number of shares of Common Stock that may be purchased by such Option shall be determined so that the Quarterly Value as of the end of such quarter of such Options is equal to the amount payable for such quarter (i.e., $25,000); and

2.3.2. The initial exercise price for such Options will be the closing price of the Common Stock as of the end of the applicable quarter, which shall be the date that any such Options are granted; provided, that if such closing price is 90% or less of the closing price of the immediately prior trading date, then the initial exercise price shall be the greater of (x) the closing price as of the end of such quarter or (y) the VWAP for the 5 trading days ending on the last trading day of such quarter.

2.4. For the purposes of this Agreement, the term “Quarterly Value” shall mean the value as of the end of the applicable quarter using the 20 day VWAP as of the end of such quarter. The value of the Options will be determined by the Company using a Black Scholes model for such VWAP for the 20 trading days ending on the last trading day of the applicable quarter with such other factors as are appropriate to accurately calculate the value of the Options as of the end of quarter.

2.5. Options that are granted under this Section 2 shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term from the last day of the applicable quarter.

3. Additional Compensation.

3.1. In addition to the compensation described in Section 2 of this Agreement, each Director shall receive 55,556 shares of Common Stock for compensation during June, 2015.

4. Withholding Obligations. The Company may deduct from amounts otherwise owed to a Director any amounts that the Company is required to withhold under applicable income tax laws.

5. Entire Agreement; Non-Waiver.

5.1. This Agreement supersedes and terminates all prior agreements between any of the parties hereto with respect to the subject matter contained in this Agreement, and this Agreement embodies the entire understanding between the parties relating to such subject matter, and any and all prior correspondence, conversations and memoranda are merged in this Agreement and shall be without effect hereon. This Agreement is solely with respect to the compensation for the annual period ending June 30, 2016 and no other right or obligation of any of the Parties with respect to a Director’s service to the Company or any other capacity is affected by this Agreement.

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5.2. No delay on the part of any party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right under this Agreement or of any failure to perform or breach of this Agreement by any other party constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform or breach of this Agreement by the same or any other Party, whether of a similar or dissimilar nature thereof.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware governing agreements made wholly within the State of Delaware.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

Cardax, Inc.

By:	/s/ Nicholas Mitsakos
Name:	Nicholas Mitsakos
Title:	Executive Chairman

THE DIRECTORS:

/s/ George W. Bickerstaff
George W. Bickerstaff, Individually

/s/ Terence A. Kelly
Terence A. Kelly, Ph.D., Individually

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